FORM 51-101F3

REPORT OF MANAGEMENT AND DIRECTORS ON OIL AND GAS DISCLOSURE

This is the form referred to in item 3 of section 2.1 of National Instrument 51-101 Standards of Disclosure for Oil and Gas Activities (“NI 51-101”. This form does not apply in British Columbia.

1.	Terms to which a meaning is ascribed in NI 51-101 have the same meaning herein.

2.	The report referred to in item 3 of section 2.1 of NI 51-101 shall in all material respects be as follows:

Report of Management and Directors
On Reserves Data and Other Information

Management of Kodiak Energy, Inc. (“the Company”) are responsible  for the preparation and disclosure of information with respect to the Company’s oil and gas activities in accordance with securities regulatory requirements. The Company is a reporting issuer involved in oil and gas activities pursuant to NI 51-101, however, as of December 31, 2007, the Company did not have any reserves or related future net revenue from reserves. As a result, no reserves data for the Company has been disclosed as of December 31, 2007.

An independent qualified reserves evaluator has evaluated the Company’s reserves data. The report of the independent qualified reserves evaluator will be filed with securities regulator authorities concurrently with this report.

The Board of Directors of the Company has reviewed the position of the Company as of December 31, 2007 and has determined that, as of that date, the Company has no reserves data.

The Board of Directors of the Company undertakes to establish a reserves committee consisting of a majority of members who are independent of management as referred to in Companion Policy NI 51-101CP, Part 3, section 3.1 and 3.2, at a time in the future if, as and when the Company establishes oil and gas reserves.

The Board of Directors has reviewed the Company’s procedures for assembling and reporting other information associated with oil and gas activities and has reviewed that information with management. The Board of directors has approved:

(a)	the content and filing with securities regulatory authorities of the reserves data and other oil and gas information in accordance with Form 51-101F1;
(b)	the filing of the report of the independent qualified reserves evaluator on the reserves data in accordance with Form 51-101F2; and
(c)	The content and filing of this report in Form 51-101F3.

Because the reserves data are based on judgments regarding future events, actual results will vary and the variations may be material.

Signed and dated effective March 11, 2008

“ Mark Hlady”
Mark Hlady
Chairman

“ William S. Tighe”
William Tighe
Director, Chief Executive Officer, President and Chief Operating Officer

“ Glenn Watt”
Glenn Watt
Director and Vice President Operations

“ William E. Brimacombe”
William E. Brimacombe
Chief Financial Officer